Exhibit 99.1

    Crossroads Systems Reports Fourth Quarter, Fiscal 2004 Full Year Results

     AUSTIN, Texas--(BUSINESS WIRE)--Dec. 20, 2004--Crossroads Systems, Inc. (Nasdaq:CRDS), a leading provider of connectivity for storage networking solutions, today reported results for its fiscal fourth quarter (Q4'04) and fiscal year that ended Oct. 31, 2004.

     Fiscal Fourth Quarter 2004

     Total revenue for the fourth quarter 2004 (Q4'04) was $6.6 million. This represents an increase of 35% over total revenue for fiscal third quarter 2004 (Q3'04) of $4.9 million and relates primarily to additional IP licensing revenue. Comparatively, total revenue for the fiscal fourth quarter 2003 (Q4'03) was $9.3 million. The decrease of revenue from the prior year is primarily due to a decline in IP license revenue as well as a decrease in revenue to StorageTek.
     In Q4'04, Crossroads improved its gross margin percentage to 73% from 72% in Q3'04, resulting primarily from IP license revenue. Comparatively, gross margin for Q4'04 of 73% was higher than the Q4'03 gross margin percentage of 66%, which relates largely to the growth of HP's royalty business and the addition of HP's software royalties. The net loss for Q4'04 was $2.5 million, or $0.10 per share, compared with $2.1 million net loss, or $0.08 per share, for Q3'04, and $317,000 net loss, or $0.01 per share, for Q4'03.
     In December 2004, Crossroads reached an agreement in principle to settle the consolidated securities class action litigation. The shareholder class will receive a total payment of $4.35 million. Of that amount, the Company's directors-and-officers insurance carriers agreed to pay $3.35 million and the Company will pay $1.0 million. As a result, Crossroads took a charge to earnings in Q4'04 of $1.0 million for the settlement.
     In October 2004, Crossroads purchased the assets of Teracruz, Inc., a privately held company, located in Huntsville, Alabama. The cost of acquisition will be recognized over subsequent years and amounts expensed in Q4'04 were not material. The acquisition of Teracruz's technology, including application acceleration and monitoring technology, represents a component of Crossroads continued approach to bring focused, purpose driven solutions for intelligent management of IT resources.
     In December 2003, Crossroads entered into a strategic relationship with NexQL Corporation, a development stage company, for the joint development of hardware accelerated data management solutions. The consolidation of NexQL had a direct impact on Crossroads' net loss. Net operating expenses attributable to NexQL for Q4'04 included $1.0 million compared with $650,000 in Q3'04.

     Fiscal Year 2004

     Total revenue for fiscal year 2004 (FY'04) was $26.0 million, compared with $33.1 million for fiscal year 2003 (FY'03). Gross profit for FY'04 was $18.1 million compared with $15.7 million for FY'03, resulting primarily from margin increases associated with the royalty model. Net loss for FY'04 was $6.4 million, or $0.25 per share, compared with $6.4 million net loss, or $0.26 per share, for FY'03.

     Recent Operational Highlights:

     -- Crossroads Purchases Teracruz, Inc. Assets: Crossroads acquires application acceleration and monitoring technology with the purchase of Teracruz, Inc. assets to complement Crossroads Product Strategy.

     -- Crossroads and FalconStor Reach Agreement to Settle Patent Suit: The companies reached a patent cross-licensing arrangement that grants FalconStor a perpetual worldwide license to Crossroads' access control technology and grants Crossroads a perpetual worldwide license to select FalconStor technology. In addition, Crossroads received $1.3 million in license fee revenue.

     --   Crossroads and iVivity Collaborate on Development of Advanced iSCSI
          Products: Crossroads and iVivity announced the two companies are collaborating on the development of new gateway and intelligent storage system products targeting the market for iSCSI storage solutions. The new products will provide intelligent Crossroads storage routing software in a hardware platform based on high-performance iVivity iDiSX (R) silicon technology.

     --   Crossroads Announces Network Storage Controller (NSC) Product Family:
          Crossroads NSC product family will provide versatile, high performance, low latency solutions across IT networks for improvement in the utilization and management of storage resources. Crossroads demonstrated two planned offerings for the NSC product family at Storage Networking World (SNW).

     Conference Call

     The conference call will be held in conjunction with a webcast presentation at 3:30pm CST (4:30pm EST) December 20th. Interested parties can listen to the call by dialing 1-866-459-7779 (or 1-678-460-1867 for international callers) and using passcode Crossroads, and can view the webcast presentation by visiting the Crossroads web site at www.crossroads.com where the conference call webcast will be broadcast live along with an online presentation.
     An audio-only replay of the call will be available by December 20th for a limited time by calling 1-866-453-6660 (or 1-678-460-1860 for international callers) and using playback reference number 153761. A replay of both the audio and online presentation will be available for a limited time by visiting the Crossroads web site.

     About Crossroads Systems, Inc.

     With headquarters in Austin, Texas, Crossroads Systems (Nasdaq:CRDS) is a leading global provider of data routing solutions for Storage Area Networks
(SANs). Crossroads' solutions serve the growing storage connectivity and data storage markets, and are designed to help companies store, manage and ensure the integrity and availability of their data. Crossroads' products are in solutions from companies such as EMC, HP and StorageTek, and are distributed through partners such as ACAL, Bell Micro, DLT Solutions, Info-X, Promark, and Scientific Digital. Crossroads is a voting member of the Storage Networking Industry Association (SNIA) in both the United States and Europe. For more information about Crossroads Systems, please visit www.crossroads.com or call 800-643-7148.

     Forward-Looking Statements

     This release may include forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe," "expect," "intend," "plan," "project," "will" and similar phrases as they relate to Crossroads are intended to identify such forward-looking statements. These statements reflect the current views and assumptions of Crossroads, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: the quarterly fluctuations of Crossroads' operating results and Crossroads' inability to accurately predict revenue and budget for expenses for future periods; the extent to which Crossroads will maintain positive cash flow; the company's ability to maintain its operating margins; the acceptance by our existing customers of any new family of products; the performance of NexQL with whom we are required to consolidate our financial statements; our ability to incorporate the assets of Teracruz that we recently acquired into our products; any general economic slowdown, including, in particular, related expense reductions by organizations affecting their IT spending and budget which could impact sales; the dependence of Crossroads' business on the storage area network market which is evolving and unpredictable; the possibility that the pending stockholder class action lawsuits could result in an adverse outcome to the company; unforeseen changes in anticipated expenses or revenues; the continuation of Crossroads' successful relationships with its limited number of OEM customers; Crossroads' inability to protect its intellectual property rights, as well as, other factors detailed in Crossroads' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on 10-Q. Crossroads expressly disclaims any obligation to release publicly any updates or revisions to the information contained in this press release or with respect to any future distribution of its stock by investors, or to update or revise any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.


                    CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                                 (In Thousands)


                                             July 31,     October 31,
                                               2004          2004
                                             ----------   ------------
                  ASSETS

Current assets:
 Cash, cash equivalents and short-term
  investments                                 $ 29,482       $ 28,537
 Accounts receivable, net                        1,980          2,581
 Inventories, net                                1,611          1,160
 Prepaids and other current assets                 636            669
                                             ----------   ------------
  Total current assets                          33,709         32,947

Property and equipment, net                      2,715          2,909
Intangible                                           -            809
Other assets                                       282            104
                                             ----------   ------------
  Total assets                                $ 36,706       $ 36,769
                                             ==========   ============

   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                              $ 2,193        $ 1,901
 Accrued expenses                                1,632          3,432
 Accrued warranty costs                            588            508
 Deferred revenue                                  384          1,262
                                             ----------   ------------
  Total current liabilities                      4,797          7,103

Stockholders' equity                            31,909         29,666
                                             ----------   ------------
  Total liabilities and stockholders'
   equity                                     $ 36,706       $ 36,769
                                             ==========   ============

              CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)
           (In Thousands, Except Share and Per Share Data)


                      Three Months Ended         Fiscal Year Ended
                          October 31,               October 31,
                   ------------------------- -------------------------
                          2003         2004         2003         2004
                    -----------  -----------  -----------  -----------
Revenue:
 Product           $     4,511  $     2,485  $    25,955  $    15,036
 Royalty and other       4,764        4,117        7,188       10,993
                    -----------  -----------  -----------  -----------
 Total revenue           9,275        6,602       33,143       26,029

Cost of revenue(1):
 Product                 2,580        1,366       16,598        7,300
 Royalty and other         598          436          835          594
                    -----------  -----------  -----------  -----------
 Total cost of
  revenue                3,178        1,802       17,433        7,894
                    -----------  -----------  -----------  -----------
Gross profit             6,097        4,800       15,710       18,135
                    -----------  -----------  -----------  -----------

Operating expenses(1):
 Sales and
  marketing              1,475        1,058        4,508        4,461
 Research and
  development            2,866        3,893       11,929       13,671
 General and
  administrative         1,926        1,584        6,209        5,442
 Litigation
  settlement                 -        1,000            -        1,000
 NexQL research
  and development            -            -            -          721
 Business
  restructuring
  expense                  (91)        (119)        (432)        (306)
 Amortization of
  intangibles                -            -          173            -
                    -----------  -----------  -----------  -----------
 Total operating
  expenses               6,176        7,416       22,387       24,989
                    -----------  -----------  -----------  -----------
Loss from
 operations                (79)      (2,616)      (6,677)      (6,854)

Interest income             72          148          540          494
                    -----------  -----------  -----------  -----------
Loss before income
 taxes                      (7)      (2,468)      (6,137)      (6,360)

Income tax expense        (310)           -         (310)           -
                    -----------  -----------  -----------  -----------
Net loss           $      (317) $    (2,468) $    (6,447) $    (6,360)
                    ===========  ===========  ===========  ===========
Basic and diluted
 net loss per
 share                   (0.01)       (0.10)       (0.26)       (0.25)

Shares used in
 computing basic
 and diluted net
 loss per share     24,336,846   25,437,968   24,443,141   25,225,009
                    ===========  ===========  ===========  ===========

(1) The Company allocates stock-based compensation to specific line items within the statement of operations based on the classification of the employees who received the benefit.
    Stock-based compensation for the periods indicated was allocated as follows:

                                 Three Months Ended  Fiscal Year Ended
                                    October 31,         October 31,
                                 ------------------  -----------------
                                    2003      2004     2003      2004
                                  -------   -------   ------   -------
Cost of revenue                  $    13   $     1   $   36   $     4
Sales and marketing                    1         -      116         -
Research and development              57         3      294        46
General and administrative           437        50    1,017       118
                                  -------   -------   ------   -------
 Total stock-based compensation  $   508   $    54   $1,463   $   168
                                  =======   =======   ======   =======


     CONTACT: Crossroads Systems, Inc., Austin
              Richard Sorenson, 512-928-6897 or 800-643-7148
              info@crossroads.com